SOMNIGROUP REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
- Fourth Quarter 2024 Net Sales increased 3% to $1.2 Billion
- Strong Fourth Quarter Operating Income Growth
- Fourth Quarter 2024 EPS of $0.40 and Adjusted EPS(1) of $0.60, increased 13%
- Increased Quarterly Cash Dividend 15% to $0.15 per share
- Issues 2025 Guidance and Perspective on Consolidated Long-Term Growth

LEXINGTON, KY, February 20, 2025 - As previously announced, Tempur Sealy International, Inc. changed its name to Somnigroup International Inc. (NYSE: SGI, "Company") effective February 18, 2025. The Company today announced financial results for the fourth quarter and year ended December 31, 2024. The Company also issued financial guidance for the full year 2025, which reflects the previously announced acquisition of Mattress Firm.

FOURTH QUARTER 2024 FINANCIAL SUMMARY

•Total net sales increased 3.2% to $1,207.9 million as compared to $1,170.5 million in the fourth quarter of 2023, with a decrease of 0.1% in the North America business segment and an increase of 14.1% in the International business segment. On a constant currency basis(1), total net sales increased 3.4%, with an increase of 0.5% in the North America business segment and an increase of 13.0% in the International business segment.
•Gross margin was 43.3% as compared to 43.8% in the fourth quarter of 2023. Adjusted gross margin(1) was 45.3% as compared to 44.2% in the fourth quarter of 2023.
•Operating income increased 4.7% to $127.6 million as compared to $121.9 million in the fourth quarter of 2023. Adjusted operating income(1) increased 8.0% to $167.6 as compared to $155.2 million in the fourth quarter of 2023.
•Net income decreased 6.7% to $71.9 million as compared to $77.1 million in the fourth quarter of 2023. Adjusted net income(1) increased 14.2% to $107.2 million as compared to $93.9 million in the fourth quarter of 2023.
•Earnings per diluted share ("EPS") decreased 7.0% to $0.40 as compared to $0.43 in the fourth quarter of 2023. Adjusted EPS(1) increased 13.2% to $0.60 as compared to $0.53 in the fourth quarter of 2023.
•Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.31 times for the twelve months ended December 31, 2024 compared to 2.87 times for the twelve months ended December 31, 2023.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	Year Ended		% Reported Change
	December 31, 2024	December 31, 2023		December 31, 2024	December 31, 2023
Net sales	$1,207.9	$1,170.5	3.2%	$4,930.9	$4,925.4	0.1%
Net income	$71.9	$77.1	(6.7)%	$384.3	$368.1	4.4%
Adjusted net income (1)	$107.2	$93.9	14.2%	$455.1	$425.6	6.9%
EPS	$0.40	$0.43	(7.0)%	$2.16	$2.08	3.8%
Adjusted EPS (1)	$0.60	$0.53	13.2%	$2.55	$2.40	6.3%

Company Chairman and CEO Scott Thompson commented, "We are pleased to report another strong quarter with market leading sales growth and double digit adjusted EPS growth. Our 2024 results are reflective of the strong fundamentals of our business model as we delivered record sales and gross margins while the industry is experiencing trough volumes."

Thompson continued, "On February 5, 2025, we completed the acquisition of Mattress Firm, the nation's largest mattress specialty retailer. This is a significant milestone – with the acquisition of Mattress Firm we are now clearly the world's largest bedding company, with superior capabilities in design, manufacturing, distribution and retail, and a portfolio of the most highly recognized brands in the industry."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights: Fourth Quarter 2024

The Company's business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales were consistent at $894.1 million as compared to $895.4 million in the fourth quarter of 2023, primarily driven by continued macroeconomic pressure impacting U.S. consumer behavior. Net sales through the wholesale channel increased $2.3 million, or 0.3%, to $765.1 million as compared to the fourth quarter of 2023. Net sales through the direct channel decreased $3.6 million, or 2.7%, to $129.0 million, as compared to the fourth quarter of 2023.

North America gross margin was 38.2% as compared to 40.2% in the fourth quarter of 2023. Adjusted gross margin(1) improved 10 basis points to 40.8% as compared to 40.7% in the fourth quarter of 2023. The improvement was primarily driven by operational efficiencies.

North America operating margin was 11.6% as compared to 15.4% in the fourth quarter of 2023. Adjusted operating margin(1) declined 110 basis points to 14.8% as compared to 15.9% in the fourth quarter of 2023. The decline was primarily driven by operating expense deleverage from investments in advertising and incremental bad debt expense.

International net sales increased a robust 14.1% to $313.8 million as compared to $275.1 million in the fourth quarter of 2023, primarily driven by the success of new product launches. On a constant currency basis(1), International net sales increased 13.0% as compared to the fourth quarter of 2023. International net sales through the wholesale channel increased $11.5 million, or 10.8%, to $118.4 million as compared to the fourth quarter of 2023. International net sales through the direct channel increased $27.2 million, or 16.2%, to $195.4 million as compared to the fourth quarter of 2023.

International gross margin improved 230 basis points to 58.0% as compared to 55.7% in the fourth quarter of 2023. The improvement was primarily driven by operational efficiencies and favorable mix.

International operating margin improved 200 basis points to 21.2% as compared to 19.2% in the fourth quarter of 2023. The improvement was primarily driven by the improvement in gross margin and operating expense leverage, partially offset by a decline in the Asia joint venture performance.

Corporate operating expense decreased to $43.0 million as compared to $68.4 million in the fourth quarter of 2023. Corporate adjusted operating expense(1) was $31.0 million as compared to $39.6 million in the fourth quarter of 2023, primarily driven by decreased variable compensation expense.

Consolidated net income decreased 6.7% to $71.9 million as compared to $77.1 million in the fourth quarter of 2023. Adjusted net income(1) increased 14.2% to $107.2 million as compared to $93.9 million in the fourth quarter of 2023. EPS decreased 7.0% to $0.40 as compared to $0.43 in the fourth quarter of 2023. Adjusted EPS(1) increased 13.2% to $0.60 as compared to $0.53 in the fourth quarter of 2023.

The Company ended the fourth quarter of 2024 with total debt of $3.8 billion and consolidated indebtedness less netted cash(1) of $2.1 billion. Leverage based on the ratio of consolidated indebtedness less netted cash(1) to adjusted EBITDA(1) was 2.31 times for the year ended December 31, 2024.

Dividend Increase

Today, the Company announced that its Board of Directors increased the quarterly cash dividend by 15% to $0.15 per share. This is the fifth increase to the dividend in the last few years. The dividend is payable on March 20, 2025 to shareholders of record at the close of business on March 6, 2025.

Company Chairman and CEO Scott Thompson commented, "We are pleased to announce this increase to our quarterly dividend. Our Board of Directors increased the quarterly dividend to $0.15 per share based on the strength of the Company's market position and demonstrated ability to generate significant free cash flow. This marks the fifth increase to our dividend over the last four years, more than doubling the cash dividend since its initiation in 2021."

Financial Guidance

For the full year 2025, the Company currently expects adjusted EPS(1) between $2.60 to $3.00 which, at the midpoint, represents a 10 percent increase from the prior year. This contemplates the Company's current sales outlook, which includes approximately 11 months of expected Mattress Firm operations, net of intercompany sales, and the previously announced divestiture.

The Company noted that its expectations are based on information available at the time of this release, and are subject to changing conditions and risks, many of which are outside the Company's control. The Company is unable to provide forward‐looking EPS guidance for 2025 and for long-term guidance described below and the applicable reconciliation to adjusted EPS, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact EPS in the future.

Long-Term Perspective

Company Chairman and CEO Scott Thompson commented, "Let me conclude by taking a step back to share longer-term perspectives. We have seen our markets performing below their historical trend line of growth and, despite this, our execution has led to adjusted earnings per share growth. We believe 2025 will benefit from continued execution and the Mattress Firm transaction. Looking beyond this year, we are planning for markets to return to growth, while simultaneously realizing incremental benefits from the Mattress Firm transaction and continued industry leading execution. We are internally targeting sales to grow at a compound annual rate of mid single digits starting in 2026. This indicates Somnigroup adjusted EPS(1) would increase from the $2.80 mid-point for 2025 to approximately $4.85 by 2028, a compounded annual growth rate of 20%."

Conference Call Information

Somnigroup International Inc. will host a live conference call to discuss financial results today, February 20, 2025, at 8:00 a.m. Eastern Time. The call will be webcast and can be accessed on the Company's investor relations website at investor.somnigroup.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company's website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to "Constant Currency Information" included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "might," "projects," "plans," "proposed," "targets," "intends," "believes," "will," "contemplates" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company's expectations regarding the Mattress Firm acquisition, expectations regarding post-closing supply agreements, future performance, integration of acquired companies with our business, the Company's expected quarterly results, full year guidance and outperformance relative to the broader industry, the Company's quarterly cash dividend, the Company's expectations regarding geopolitical events (including the war in Ukraine and the conflict in the Middle East), the macroeconomic environment including its impact on consumer behavior, foreign exchange rates and fluctuations in such rates, the bedding industry, financial infrastructure, adjusted EPS for 2025 and subsequent periods and the Company's expectations for sales and adjusted EPS growth, product launches, expected hiring and advertising, capital project timelines, channel growth, acquisitions and commodities outlook. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These potential risks include Mattress Firm's ongoing operations; the ability to successfully integrate Mattress Firm into the Company's operations and realize synergies from the transaction; the possibility that the expected benefits of the acquisition are not realized when expected or at all; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector, as well as consumer confidence and the availability of consumer financing; the impact of the macroeconomic environment in both the U.S. and internationally on Mattress Firm and the Company; uncertainties arising from national and global events; industry competition; the effects of consolidation of retailers on revenues and costs; and consumer acceptance and changes in demand for Mattress Firm's and the Company's products and the factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Somnigroup International Inc.

Somnigroup (NYSE: SGI) is the world's largest bedding company, dedicated to improving people's lives through better sleep. With superior capabilities in design, manufacturing, distribution and retail, we deliver breakthrough sleep solutions and serve the evolving needs of consumers in more than 100 countries worldwide through our fully-owned businesses, Tempur Sealy, Mattress Firm and Dreams. Our portfolio includes the most highly recognized brands in the industry, including Tempur-Pedic®, Sealy® and Stearns & Foster®, and our global omni-channel platform enables us to meet consumers wherever they shop, offering a personal connection and innovation to provide a unique retail experience and tailored solutions.

We seek to deliver long-term value for our shareholders through prudent capital allocation, including managing investments in our businesses. We are guided by our core value of Doing the Right Thing and committed to our global responsibility to protect the environment and the communities in which we operate. For more information, please visit www.somnigroup.com.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Somnigroup International Inc.
Investor.relations@somnigroup.com

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2024	2023		2024	2023
Net sales	$1,207.9	$1,170.5	3.2%	$4,930.9	$4,925.4	0.1%
Cost of sales	684.5	657.7		2,750.8	2,796.7
Gross profit	523.4	512.8	2.1%	2,180.1	2,128.7	2.4%
Selling and marketing expenses	278.4	263.6		1,091.6	1,063.4
General, administrative and other expenses	125.8	136.9		473.2	481.1
Equity income in earnings of unconsolidated affiliates	(8.4)	(9.6)		(18.9)	(23.0)
Operating income	127.6	121.9	4.7%	634.2	607.2	4.4%

Other expense, net:
Interest expense, net	36.3	30.9		134.8	129.9
Loss on extinguishment of debt	—	3.2		—	3.2
Other (income) expense, net	(4.4)	0.2		(4.9)	—
Total other expense, net	31.9	34.3		129.9	133.1

Income before income taxes	95.7	87.6	9.2%	504.3	474.1	6.4%
Income tax provision	(23.1)	(9.9)		(118.6)	(103.4)
Net income before non-controlling interest	72.6	77.7	(6.6)%	385.7	370.7	4.0%
Less: Net income attributable to non-controlling interest	0.7	0.6		1.4	2.6
Net income attributable to Somnigroup International Inc.	$71.9	$77.1	(6.7)%	$384.3	$368.1	4.4%

Earnings per common share:
Basic	$0.41	$0.45	(8.9)%	$2.21	$2.14	3.3%
Diluted	$0.40	$0.43	(7.0)%	$2.16	$2.08	3.8%

Weighted average common shares outstanding:
Basic	173.7	172.3		173.6	172.2
Diluted	178.7	178.2		178.2	177.3

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2024	December 31, 2023
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$117.4	$74.9
Accounts receivable, net	404.5	431.4
Inventories	447.0	483.1
Prepaid expenses and other current assets	96.5	113.8
Total Current Assets	1,065.4	1,103.2
Restricted cash	1,592.3	—
Property, plant and equipment, net	811.1	878.3
Goodwill	1,066.7	1,083.3
Other intangible assets, net	700.5	714.8
Operating lease right-of-use assets	598.8	636.5
Deferred income taxes	15.3	15.6
Other non-current assets	130.3	122.2
Total Assets	$5,980.4	$4,553.9

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$360.5	$311.3
Accrued expenses and other current liabilities	393.9	427.1
Short-term operating lease obligations	126.8	119.6
Income taxes payable	9.6	5.3
Current portion of long-term debt	69.5	44.9
Total Current Liabilities	960.3	908.2
Long-term debt, net	3,740.4	2,527.0
Long-term operating lease obligations	532.1	574.8
Deferred income taxes	108.3	127.9
Other non-current liabilities	71.0	82.6
Total Liabilities	5,412.1	4,220.5

Redeemable non-controlling interest	9.3	10.0

Stockholders' Equity:
Common stock, $0.01 par value, 500.0 million shares authorized; 283.8 million shares issued as of December 31, 2024 and 2023	2.8	2.8
Additional paid in capital	501.2	558.7
Retained earnings	3,571.8	3,279.2
Accumulated other comprehensive loss	(186.8)	(136.7)
Treasury stock at cost; 110.2 million and 111.5 million shares as of December 31, 2024 and 2023, respectively	(3,330.0)	(3,380.6)
Total Stockholders' Equity	559.0	323.4
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$5,980.4	$4,553.9

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interest	$385.7	$370.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165.1	135.3
Amortization of stock-based compensation	36.4	47.7
Amortization of deferred financing costs and discounts	4.3	3.9
Bad debt expense	22.5	8.2
Deferred income taxes	(19.2)	8.3
Dividends received from unconsolidated affiliates	24.3	20.4
Equity income in earnings of unconsolidated affiliates	(18.9)	(23.0)
Loss on extinguishment of debt	—	1.4
Foreign currency transaction adjustments and other	1.7	(0.9)
Changes in operating assets and liabilities:
Accounts receivable	(7.3)	(11.5)
Inventories	26.8	75.8
Prepaid expenses and other assets	(23.6)	50.1
Operating leases, net	2.3	5.3
Accounts payable	58.3	(46.9)
Accrued expenses and other liabilities	(21.1)	(14.7)
Income taxes receivable and payable	29.2	(59.8)
Net cash provided by operating activities	666.5	570.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(97.3)	(185.4)
Other	0.6	(2.4)
Net cash used in investing activities	(96.7)	(187.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	3,007.0	2,667.6
Repayments of borrowings under long-term debt obligations	(1,760.6)	(2,918.4)
Proceeds from exercise of stock options	0.5	2.9
Treasury stock repurchased	(43.8)	(36.0)
Dividends paid	(92.7)	(77.7)
Payment of deferred financing costs	(13.7)	(6.5)
Repayments of finance lease obligations and other	(19.3)	(16.2)
Net cash provided by (used in) financing activities	1,077.4	(384.3)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(12.4)	7.3
Increase in cash, cash equivalents and restricted cash	1,634.8	5.5
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	74.9	69.4
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$1,709.7	$74.9

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2024 and 2023:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2024	2023	2024	2023	2024	2023
Wholesale(a)	$883.5	$869.7	$765.1	$762.8	$118.4	$106.9
Direct(b)	324.4	300.8	129.0	132.6	195.4	168.2
	$1,207.9	$1,170.5	$894.1	$895.4	$313.8	$275.1

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	The Direct channel includes company-owned stores, online and call centers.

SOMNIGROUP INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)
The Company provides information regarding adjusted net income, EBITDA, adjusted EBITDA, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, consolidated indebtedness and consolidated indebtedness less netted cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company's underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit, gross margin, operating income (expense) and operating margin. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying results from operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company's business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a "constant currency basis", which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period's currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of reported net income to adjusted net income and the calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the three months ended December 31, 2024 and 2023:

	Three Months Ended
(in millions, except per share amounts)	December 31, 2024	December 31, 2023
Net income	$71.9	$77.1
Customer-related transition charges (1)	26.7	—
Transaction costs (2)	12.0	17.5
Transaction related interest expense, net (3)	9.8	—
Supply chain transition costs (4)	1.3	—
Cybersecurity event (5)	(4.9)	0.8
Fair value remeasurement (6)	—	11.0
Operational start-up costs (7)	—	4.0
Loss on extinguishment of debt (8)	—	3.2
Danish tax matter (9)	—	(10.2)
Adjusted income tax provision (10)	(9.6)	(9.5)
Adjusted net income	$107.2	$93.9

Adjusted earnings per share, diluted	$0.60	$0.53

Diluted shares outstanding	178.7	178.2

Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported net income to adjusted net income and the calculation of adjusted EPS for the years ended December 31, 2024 and 2023:

	Year Ended
(in millions, except per common share amounts)	December 31, 2024	December 31, 2023
Net income	$384.3	$368.1
Transaction costs (2)	47.8	49.0
Customer-related transition charges (1)	26.7	—
Transaction related interest expense, net (3)	9.8	—
Supply chain transition costs (4)	9.5	—
Operational start-up costs (7)	3.1	10.4
Cybersecurity event (5)	(4.9)	14.3
Fair value remeasurement (6)	—	11.0
Loss on extinguishment of debt (8)	—	3.2
ERP system transition (11)	—	3.2
Danish tax matter (9)	—	(10.2)
Adjusted income tax provision (10)	(21.2)	(23.4)
Adjusted net income	$455.1	$425.6

Adjusted earnings per share, diluted	$2.55	$2.40

Diluted shares outstanding	178.2	177.3

Please refer to Footnotes at the end of this release

Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income (Expense) and Adjusted Operating Margin

A reconciliation of gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2024.

	4Q 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,207.9		$894.1		$313.8		$—

Gross profit	$523.4	43.3%	$341.5	38.2%	$181.9	58.0%	$—
Adjustments:
Customer-related transition charges (1)	21.9		21.9		—		—
Supply chain transition costs (4)	1.3		1.3		—		—
Total adjustments	23.2		23.2		—		—

Adjusted gross profit	$546.6	45.3%	$364.7	40.8%	$181.9	58.0%	$—

Operating income (expense)	$127.6	10.6%	$104.0	11.6%	$66.6	21.2%	$(43.0)
Adjustments:
Customer-related transition charges (1)	26.7		26.7		—		—
Transaction costs (2)	12.0		—		—		12.0
Supply chain transition costs (4)	1.3		1.3		—		—
Total adjustments	40.0		28.0		—		12.0

Adjusted operating income (expense)	$167.6	13.9%	$132.0	14.8%	$66.6	21.2%	$(31.0)

Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2023.

	4Q 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$1,170.5		$895.4		$275.1		$—

Gross profit	$512.8	43.8%	$359.7	40.2%	$153.1	55.7%	$—
Adjustments:
Operational start-up costs (7)	3.8		3.8		—		—
Cybersecurity event (5)	0.5		0.5		—		—
Total adjustments	4.3		4.3		—		—

Adjusted gross profit	$517.1	44.2%	$364.0	40.7%	$153.1	55.7%	$—

Operating income (expense)	$121.9	10.4%	$137.5	15.4%	$52.8	19.2%	$(68.4)
Adjustments:
Transaction costs (2)	17.5		—		—		17.5
Fair value remeasurement (6)	11.0		—		—		11.0
Operational start-up costs (7)	4.0		4.0		—		—
Cybersecurity event (5)	0.8		0.5		—		0.3
Total adjustments	33.3		4.5		—		28.8

Adjusted operating income (expense)	$155.2	13.3%	$142.0	15.9%	$52.8	19.2%	$(39.6)

Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2024.

	FULL YEAR 2024
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,930.9		$3,788.9		$1,142.0		$—

Gross profit	$2,180.1	44.2%	$1,530.8	40.4%	$649.3	56.9%	$—
Adjustments:
Customer-related transition charges (1)	21.9		21.9		—		—
Supply chain transition costs (4)	9.3		9.3		—		—
Operational start-up costs (7)	3.1		3.1		—		—
Transaction costs (2)	2.4		2.4		—		—
Total adjustments	36.7		36.7		—		—

Adjusted gross profit	$2,216.8	45.0%	$1,567.5	41.4%	$649.3	56.9%	$—

Operating income (expense)	$634.2	12.9%	$612.1	16.2%	$194.9	17.1%	$(172.8)
Adjustments:
Transaction costs (2)	47.8		2.5		—		45.3
Customer-related transition charges (1)	26.7		26.7		—		—
Supply chain transition costs (4)	9.5		9.5		—		—
Operational start-up costs (7)	3.1		3.1		—		—
Total adjustments	87.1		41.8		—		45.3

Adjusted operating income (expense)	$721.3	14.6%	$653.9	17.3%	$194.9	17.1%	$(127.5)

Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2023.

	FULL YEAR 2023
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$4,925.4		$3,855.5		$1,069.9		$—

Gross profit	$2,128.7	43.2%	$1,537.5	39.9%	$591.2	55.3%	$—
Adjustments:
Operational start-up costs (7)	10.2		10.2		—		—
Cybersecurity event (5)	10.1		10.1		—		—
ERP system transition (11)	3.2		3.2		—		—
Total adjustments	23.5		23.5		—		—

Adjusted gross profit	$2,152.2	43.7%	$1,561.0	40.5%	$591.2	55.3%	$—

Operating income (expense)	$607.2	12.3%	$643.1	16.7%	$170.9	16.0%	$(206.8)
Adjustments:
Transaction costs (2)	49.0		—		—		49.0
Cybersecurity event (5)	14.3		10.5		1.1		2.7
Fair value remeasurement (6)	11.0		—		—		11.0
Operational start-up costs (7)	10.4		10.4		—		—
ERP system transition (11)	3.2		3.2		—		—
Total adjustments	87.9		24.1		1.1		62.7

Adjusted operating income (expense)	$695.1	14.1%	$667.2	17.3%	$172.0	16.1%	$(144.1)
Please refer to Footnotes at the end of this release

EBITDA, Adjusted EBITDA and Consolidated Indebtedness Less Netted Cash

The following reconciliations are provided below:

•Net income to EBITDA and adjusted EBITDA
•Ratio of consolidated indebtedness less netted cash to adjusted EBITDA
•Total debt, net to consolidated indebtedness less netted cash

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company's operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's leverage.

The Company's credit agreement (the "2023 Credit Agreement") provides the definition of adjusted EBITDA. Accordingly, the Company presents adjusted EBITDA to provide information regarding the Company's compliance with requirements under the 2023 Credit Agreement.

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2024 and 2023:

	Three Months Ended
(in millions)	December 31, 2024	December 31, 2023
Net income	$71.9	$77.1
Interest expense, net	26.5	30.9
Transaction related interest expense, net (3)	9.8	—
Loss on extinguishment of debt (8)	—	3.2
Income tax provision	23.1	9.9
Depreciation and amortization	53.0	48.0
EBITDA	$184.3	$169.1
Adjustments:
Customer-related transition charges (1)	26.7	—
Transaction costs (2)	12.0	17.5
Supply chain transition costs (4)	1.3	—
Cybersecurity event (5)	(4.9)	0.8
Fair value remeasurement (6)	—	11.0
Operational start-up costs (7)	—	4.0
Adjusted EBITDA	$219.4	$202.4
Please refer to Footnotes at the end of this release

The following table sets forth the reconciliation of the Company's reported net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2024:

Year Ended
(in millions)	December 31, 2024
Net income	$384.3
Interest expense, net	125.0
Transaction related interest expense, net (3)	9.8
Income tax provision	118.6
Depreciation and amortization	203.9
EBITDA	$841.6
Adjustments:
Transaction costs (2)	47.8
Customer-related transition charges (1)	26.7
Supply chain transition costs (4)	9.5
Operational start-up costs (7)	3.1
Cybersecurity event (5)	(4.9)
Adjusted EBITDA	$923.8

Consolidated indebtedness less netted cash	$2,134.8

Ratio of consolidated indebtedness less netted cash to adjusted EBITDA	2.31 times
Under the 2023 Credit Agreement, the definition of adjusted EBITDA contains certain restrictions that limit adjustments to net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2024, the Company's adjustments to net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2023 Credit Agreement.

The ratio of consolidated indebtedness less netted cash to adjusted EBITDA is 2.31 times for the twelve months ended December 31, 2024. The 2023 Credit Agreement requires the Company to maintain a ratio of consolidated indebtedness less netted cash to adjusted EBITDA of less than 5.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated indebtedness less netted cash as of December 31, 2024. "Consolidated Indebtedness" and "Netted Cash" are terms used in the 2023 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2024
Total debt, net	$3,809.9
Plus: Deferred financing costs (12)	34.6
Consolidated indebtedness	3,844.5
Less: Netted cash (13)	1,709.7
Consolidated indebtedness less netted cash	$2,134.8

Please refer to Footnotes at the end of this release

Footnotes:

(1)	In the fourth quarter of 2024, the Company recorded $26.7 million of transition charges as a result of a customer's acquisition which foreclosed on our OEM distribution to this customer. Cost of sales consists of $21.9 million of charges and operating expenses consists of $4.8 million of charges related to this OEM customer's acquisition.
(2)	The Company recorded $12.0 million and $47.8 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm in the fourth quarter and year ended 2024, respectively. The Company recorded $17.5 million and $49.0 million of transaction costs, primarily related to legal and professional fees associated with the acquisition of Mattress Firm, in the fourth quarter and year ended 2023, respectively.
(3)	In the fourth quarter of 2024, the Company incurred $9.8 million of transaction related interest expense, net of interest income, related to the Term B Loan drawn and held in escrow. The proceeds of the Term B Loan were released upon the closing of the acquisition of Mattress Firm on February 5, 2025.
(4)	The Company recorded $1.3 million and $9.5 million of supply chain transition costs associated with the consolidation of certain manufacturing facilities in the fourth quarter and year ended 2024, respectively. These charges are primarily recorded in cost of sales.
(5)	In the fourth quarter of 2024, the Company received proceeds of $4.9 million for an insurance claim related to the previously disclosed cybersecurity event identified on July 23, 2023. The Company recorded $0.8 million and $14.3 million of costs associated with the cybersecurity event identified on July 23, 2023 in the fourth quarter and year ended 2023, respectively. Cost of sales included $0.5 million and $10.1 million of manufacturing and network disruption costs incurred to ensure business continuity in the fourth quarter and year ended 2023, respectively. Operating expenses included $0.3 million and $4.2 million, primarily related to professional fees incurred for incident response, containment measures and stabilization of the Company's information systems in the fourth quarter and year ended 2023, respectively.
(6)	In the fourth quarter of 2023, the Company recorded a fair value remeasurement of $11.0 million related to a strategic investment in a product innovation initiative.
(7)
The Company recorded $3.1 million of operational start-up costs in cost of sales for the capacity expansion of its manufacturing and distribution facilities in the U.S., which include personnel and facility related costs, in the year ended 2024. The Company recorded $4.0 million and $10.4 million of operational start-up costs related to the capacity expansion of its manufacturing and distribution facilities in the U.S. in the fourth quarter and year ended 2023, respectively. Cost of sales included personnel and facility related costs of $3.8 million and $10.2 million in the fourth quarter and year ended 2023, respectively.

(8)	In the fourth quarter of 2023, the Company recognized $3.2 million of loss on extinguishment of debt associated with the refinancing of its senior secured credit facilities.
(9)	The Company recorded an income tax benefit, on a net basis, of $10.2 million related to its Danish tax matter in the fourth quarter of 2023, when the Danish Tax Agency and the Internal Revenue Service formally concluded the matter.
(10)	Adjusted income tax provision represents the tax effects associated with the aforementioned items, excluding the income tax benefit for the Danish tax matter.
(11)	The Company recorded $3.2 million of charges related to the transition of its ERP system in the year ended 2023.
(12)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(13)	Netted cash includes cash and cash equivalents and restricted cash for domestic and foreign subsidiaries designated as "Restricted Subsidiaries" in the 2023 Credit Agreement.